                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           United National Group, Ltd.
                         -------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                         -------------------------------
                         (Title of Class of Securities)

                                    91103X102
                         -------------------------------
                                 (CUSIP Number)

                                 April 30, 2004
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  91103X102                                           Page 1 of 7 Pages

     1)   Names of Reporting Persons
          IRS Identification No. Of Above Persons

               The PNC Financial Services Group, Inc. 25-1435979

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          a) [ ]
          b) [ ]

     3)   SEC USE ONLY

     4)   Citizenship or Place of Organization Pennsylvania

     Number of Shares           5) Sole Voting Power            -0-

     Beneficially Owned         6) Shared Voting Power       2,487,569

     By Each Reporting          7) Sole Dispositive Power       -0-

     Person With                8) Shared Dispositive Power  2,487,569

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                                   2,487,569*
                                                    *See the response to Item 6.

     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions [ ]

     11)  Percent of Class Represented by Amount in Row (9)   15.97

     12)  Type of Reporting Person (See Instructions)           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           United National Group, Ltd.
                         -------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                         -------------------------------
                         (Title of Class of Securities)

                                    91103X102
                         -------------------------------
                                 (CUSIP Number)

                                 April 30, 2004
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  91103X102                                           Page 2 of 7 Pages

     1)   Names of Reporting Persons
          IRS Identification No. Of Above Persons

               PNC Bancorp, Inc. 51-0326854

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          a) [ ]
          b) [ ]

     3)   SEC USE ONLY

     4)   Citizenship or Place of Organization Delaware

     Number of Shares           5) Sole Voting Power            -0-

     Beneficially Owned         6) Shared Voting Power       2,487,569

     By Each Reporting          7) Sole Dispositive Power       -0-

     Person With                8) Shared Dispositive Power  2,487,569

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                                   2,487,569*
                                                    *See the response to Item 6.

     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions [ ]

     11)  Percent of Class Represented by Amount in Row (9)    15.97

     12)  Type of Reporting Person (See Instructions)           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           United National Group, Ltd.
                         -------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                         -------------------------------
                         (Title of Class of Securities)

                                    91103X102
                         -------------------------------
                                 (CUSIP Number)

                                 April 30, 2004
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 91103X102                                            Page 3 of 7 Pages

     1)   Names of Reporting Persons
          IRS Identification No. Of Above Persons

               PNC Bank, National Association 22-1146430

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          a) [ ]
          b) [ ]

     3)   SEC USE ONLY

     4)   Citizenship or Place of Organization United States

     Number of Shares           5) Sole Voting Power            -0-

     Beneficially Owned         6) Shared Voting Power       2,487,569

     By Each Reporting          7) Sole Dispositive Power       -0-

     Person With                8) Shared Dispositive Power  2,487,569

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                                   2,487,569*
                                                    *See the response to Item 6.

     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions [ ]

     11)  Percent of Class Represented by Amount in Row (9)    15.97

     12)  Type of Reporting Person (See Instructions)           BK

                                                               Page 4 of 7 Pages

ITEM 1(a) - NAME OF ISSUER:

     United National Group, Ltd.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     Walker House
     87 Mary Street
     P.O. Box 908GT
     Georgetown, Grand Cayman
     Cayman Islands

ITEM 2(a) - NAME OF PERSON FILING:

     The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; and PNC Bank, National Association

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707
     PNC Bancorp, Inc. - 222 Delaware Avenue, Wilmington, DE  19899
     PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

ITEM 2(c) - CITIZENSHIP:

     The PNC Financial Services Group, Inc. - Pennsylvania
     PNC Bancorp, Inc. - Delaware
     PNC Bank, National Association - United States

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

     Class A Common

ITEM 2(e) - CUSIP NUMBER:

     91103X102

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)[ ] Broker or dealer registered under Section 15 of the Exchange Act;
     (b)[X] Bank as defined in Section 3(a)(6) of the Exchange Act;
     (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Exchange
            Act;
     (d)[ ] Investment Company registered under Section 8 of the Investment Company Act;
     (e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g)[X] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h)[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i)[ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
     (j)[ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                                               Page 5 of 7 Pages

ITEM 4 - OWNERSHIP:

The following information is as of April 30, 2004:

(a) Amount Beneficially Owned:                          2,487,569 shares*
                                              *See the response to Item 6.

(b) Percent of Class:                                              15.97

(c) Number of shares to which such person has:

   (i) sole power to vote or to direct the vote                         -0-
  (ii) shared power to vote or to direct the vote                 2,487,569
 (iii) sole power to dispose or to direct the disposition of            -0-
  (iv) shared power to dispose or to direct the disposition of    2,487,569

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     The total shares of Class A Common Stock reported herein are held in various trust accounts created by various trust agreements for which PNC Bank, National Association serves as co-trustee with Russell C. Ball, III. This trust agreements may be deemed to have created shared voting and shared dispositive power between the co-trustees.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

                                                               Page 6 of 7 Pages

ITEM 10 - CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 10, 2004
------------------------------
Date

By:  /s/ Joan L. Gulley
------------------------------
Signature - The PNC Financial Services Group, Inc.
Joan L. Gulley, Vice President
------------------------------
Name & Title


May 10, 2004
------------------------------
Date

By:  /s/ Maria C. Schaffer
------------------------------
Signature - PNC Bancorp, Inc.

Maria C. Schaffer, Executive Vice President
------------------------------
Name & Title


May 10, 2004
------------------------------
Date

By:  /s/ Joan L. Gulley
------------------------------
Signature - PNC Bank, National Association
Joan L. Gulley, Executive Vice President
----------------------------------------
Name & Title

                                                               Page 7 of 7 Pages

                                                                       EXHIBIT A

                                    AGREEMENT

                                  May 10, 2004

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by United National Group, Ltd.

     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(b) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This Agreement applies to any amendments to Schedule 13G.


                               THE PNC FINANCIAL SERVICES GROUP, INC.

                               BY: /s/ Joan L. Gulley
                                   ----------------------------------------
                                   Joan L. Gulley, Vice President


                               PNC BANCORP, INC.

                               BY: /s/ Maria C. Schaffer
                                   -----------------------------------------
                                   Maria C. Schaffer, Executive Vice President


                               PNC BANK, NATIONAL ASSOCIATION

                               BY: /s/ Joan L. Gulley
                                   -----------------------------------------
                                   Joan L. Gulley, Executive Vice President